Exhibit 99.1

Press Release

For Immediate Release

OVERLAND STORAGE REPORTS

FISCAL 2010 THIRD QUARTER RESULTS

SAN DIEGO, CA – May 12, 2010 – Overland Storage, Inc. (Nasdaq: OVRL) today reported third quarter results for its fiscal quarter ended March 31, 2010.

“We are excited about the progress we are making. We are executing as planned with a focus on growing revenue from our branded products and improving operating efficiencies of the business,” said Eric Kelly, President and CEO of Overland Storage. “Historically, revenue in our third fiscal quarter is lower than revenue from our second fiscal quarter. During fiscal 2010, revenue declined only 8.8% compared to 19.6% in fiscal 2009. Helping to minimize the decline were successful market acceptance of our new NEO S product, growth of sales in our base SNAP products and continued increases in service revenue.

Selected third quarter results:

•	Revenue for the third quarter of fiscal 2010 declined 8.8% to $18.6 million from $20.4 million for the prior quarter and 16.6% from $22.3 million for the third fiscal quarter of 2009.

•	Net loss remained relatively flat at $2.5 million for the third quarter of fiscal 2010, or $0.42 per share, compared to $2.6 million, or $0.47 per share, for the prior quarter.

•	Cash and cash equivalents as of March 31, 2010 were $9.9 million, an increase of 73.7% from $5.7 million as of December 31, 2009.

•	We recorded an income tax receivable of $2.0 million resulting from a change in tax law which allows us to carry back our net operating losses five years.

“This past quarter marks the one-year anniversary of our embarking on our new strategy and transition plan. We have established several new strategic partnerships, successfully launched several new products, completed the financing required to execute on our business plan and aggressively cut expenses to decrease losses,” remarked Mr. Kelly. “We believe that these efforts will enable us to position the Company for a successful future.”

About Overland Storage

Overland Storage is the trusted global provider of effortless data management and data protection solutions across the data lifecycle. By providing an integrated range of technologies and services for primary, nearline, offline, archival and cloud data storage, Overland makes it easy and cost effective to manage different tiers of information over time. Whether distributed data is across the hall or across the globe, Overland enables companies to focus on building their business instead of worrying about data growth. Overland SnapServer®, NEO® and REO® solutions are available through a select network of value added resellers and system integrators. For more information, visit www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. This report contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include: our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs; the continued availability of our non-OEM accounts receivable financing arrangements; our ability to achieve the intended cost savings and maintain quality with our new manufacturing partner; our ability to generate cash from operations or raise outside capital to adequately fund our operations and to service and repay debt as it comes due; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; our ability to maintain the listing of our common stock on The NASDAQ Global Market (Global Market); customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, SnapServer, GuardianOS, Snap Enterprise Data Replicator, REO Series, REO, NEO Series, and NEO are trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Kurt L. Kalbfleisch, VP Finance and CFO

Email: kkalbfleisch@overlandstorage.com

858-495-4211

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OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net revenue	$18,618	$22,276	$58,363	$83,528
Cost of revenue	13,948	15,932	42,652	60,738

Gross profit	4,670	6,344	15,711	22,790

Operating expenses:
Sales and marketing	4,677	5,280	13,497	22,092
Research and development	1,481	1,697	4,402	7,672
General and administrative	2,839	2,632	8,099	8,087

Total expenses	8,997	9,609	25,998	37,851

Operating loss	(4,327)	(3,265)	(10,287)	(15,061)
Interest (expense) income, net	(418)	(109)	(1,140)	(8)
Other expense, net	337	139	895	(324)

Loss before income taxes	(4,408)	(3,235)	(10,532)	(15,393)
Income taxes	(1,902)	70	(1,754)	(30)

Net loss	(2,506)	(3,305)	(8,778)	(15,363)
Deemed dividend on preferred stock	(144)	—	(144)	—

Net loss applicable to common shareholders	$(2,650)	$(3,305)	$(8,922)	$(15,363)

Net loss per share:
Basic and Diluted	$(0.42)	$(0.78)	$(1.67)	$(3.60)

Shares used in computing net loss per share:
Basic and Diluted	6,341	4,258	5,358	4,257

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	March 31, 2010	June 30, 2009
	(unaudited)
ASSETS
Cash	$9,876	$5,456
Accounts receivable, net	12,272	12,690
Inventories	10,934	12,492
Income tax receivable	2,075	—
Other current assets	6,898	7,410

Total current assets	42,055	38,048
Property, plant and equipment, net	788	1,107
Other assets	5,182	7,897

Total assets	$48,025	$47,052

LIABILITIES & EQUITY
Current liabilities, excluding debt	$32,350	$33,647
Debt, current portion	4,918	7,025
Long-term debt, net of current portion	—	693
Other long-term liabilities	5,019	5,802
Shareholders’ equity	5,738	(115)

Total liabilities and equity	$48,025	$47,052